UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   (X)* Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        May 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

   * Benjamin I. Lumpkin and Elizabeth A. Celio are no longer subject to Section 16.





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                   5. Amount of    6. Owner-
                   2. Trans-                                        Securities    ship Form:
                    action                     4. Securities       Beneficially     Direct
      1. Title of    Date     3. Trans-       Acquired (A) or      Owned at End   (D) or In-      7. Nature of Indirect
        Security    (Month/  action Code      Disposed of (D)        of Month     direct (I)       Beneficial Ownership
       (Instr. 3)  Day/Year) (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4)  (Instr. 4)            (Instr. 4)
       ----------  --------- -----------     -----------------    --------------  ----------      ---------------------
                              Code   V    Amount  (A)or(D) Price
                              ----   -    ------  -------- -----
     Class A       05/12/99    S         137,037     D    $53.68    587,564 (1)        I      By Richard Anthony Lumpkin
     Common Stock                                                                             1990 Personal Income Trust for
                                                                                              the Benefit of Elizabeth
                                                                                              Arabella Lumpkin dated
                                                                                              April 20, 1990

                   05/12/99    S         137,037     D     53.68    587,564 (1)        I      By Richard Anthony Lumpkin
                                                                                              1990 Personal Income Trust for
                                                                                              the Benefit of Benjamin
                                                                                              Iverson Lumpkin dated
                                                                                              April 20, 1990

                   05/12/99    S          78,308     D     53.68     71,916 (1)        I      By Mary Lee Sparks 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of John Woodruff
                                                                                              Sparks dated April 20, 1990

                   05/12/99    S          78,308     D     58.68     71,916 (1)        I      By Mary Lee Sparks 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Anne Romayne Sparks
                                                                                              dated April 20, 1990

                   05/12/99    S          78,308     D     58.68     71,916 (1)        I      By Mary Lee Sparks 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Barbara Lee Sparks
                                                                                              dated April 20, 1990

                   05/12/99    S          78,308     D     58.68     71,916 (1)        I      By Mary Lee Sparks 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Christina Louise
                                                                                              Sparks dated April 20, 1990

                   05/12/99    S          58,631     D     53.68     16,406 (1)        I      By Margaret L. Keon 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Susan Tamara Keon
                                                                                              DeWyngaert dated April 20,
                                                                                              1990





                                                                   5. Amount of    6. Owner-
                   2. Trans-                                        Securities    ship Form:
                    action                     4. Securities       Beneficially     Direct
      1. Title of    Date     3. Trans-       Acquired (A) or      Owned at End   (D) or In-      7. Nature of Indirect
        Security    (Month/  action Code      Disposed of (D)        of Month     direct (I)       Beneficial Ownership
       (Instr. 3)  Day/Year) (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4)  (Instr. 4)            (Instr. 4)
       ----------  --------- -----------     -----------------    --------------  ----------      ---------------------
                              Code   V    Amount  (A)or(D) Price
                              ----   -    ------  -------- -----
                   05/12/99    S        58,631       D     53.68     16,406 (1)        I      By Margaret L. Keon 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Joseph John Keon
                                                                                              III dated April 20, 1990

                   05/12/99    S        58,631       D     53.68     16,406 (1)        I      By Margaret L. Keon 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Katherine Stoddert
                                                                                              Keon dated April 20, 1990

                   05/12/99    S        58,631       D     53.68     16,406 (1)        I      By Margaret L. Keon 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Lisa Anne Keon
                                                                                              dated April 20, 1990

                   05/12/99    S        58,631       D     53.68     16,406 (1)        I      By Margaret L. Keon 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Margaret Lynley
                                                                                              Keon dated April 20, 1990

                   05/12/99    S        58,631       D     53.68     16,406 (1)        I      By Margaret L. Keon 1990
                                                                                              Personal Income Trust for the
                                                                                              Benefit of Pamela Keon Vitale
                                                                                              dated April 20, 1990

                   04/14/99    J(5)     25,000       D                4,261 (2)        I      By Benjamin Iverson Lumpkin
                                                                                              Holdback Trust under Richard
                                                                                              Anthony Lumpkin 1993 Grantor
                                                                                              Retained Annuity Trust

                   04/14/99    J(6)     25,000       D                4,258 (2)        I      By Elizabeth A. Lumpkin
                                                                                              Holdback Trust under Richard
                                                                                              Anthony Lumpkin 1993 Grantor
                                                                                              Retained Annuity Trust

                   04/14/99    J(5)     25,000       A               25,000 (3)        I      By Benjamin I. Lumpkin
                                                                                              1998 NIM-CRUT dated
                                                                                              October 27, 1998

                   04/14/99    J(6)     25,000       A               25,000 (4)        I      By Elizabeth L. Celio
                                                                                              1998 NIM-CRUT dated
                                                                                              October 27, 1998





                                                                   5. Amount of    6. Owner-
                   2. Trans-                                        Securities    ship Form:
                    action                     4. Securities       Beneficially     Direct
      1. Title of    Date     3. Trans-       Acquired (A) or      Owned at End   (D) or In-      7. Nature of Indirect
        Security    (Month/  action Code      Disposed of (D)        of Month     direct (I)       Beneficial Ownership
       (Instr. 3)  Day/Year) (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4)  (Instr. 4)            (Instr. 4)
       ----------  --------- -----------     -----------------    --------------  ----------      ---------------------
                              Code   V    Amount  (A)or(D) Price
                              ----   -    ------  -------- -----
                                                                     54,688            I      By Richard Adamson Lumpkin
                                                                                              Grandchildren's Trust
                                                                                              dated 9/5/80 f/b/o
                                                                                              Benjamin Iverson Lumpkin

                                                                     54,688            I      By Richard Adamson Lumpkin
                                                                                              Grandchildren's Trust
                                                                                              dated 9/5/80 f/b/o
                                                                                              Elizabeth Arabella Lumpkin

                                                                    308,965            I      By Trust named for Benjamin
                                                                                              Iverson Lumpkin created under
                                                                                              the Mary Green Lumpkin Gallo
                                                                                              Trust Agreement dated
                                                                                              December 29, 1989

                                                                    308,965            I      By Trust named for Elizabeth
                                                                                              Arabella Lumpkin created under
                                                                                              the Mary Green Lumpkin Gallo
                                                                                              Trust Agreement dated
                                                                                              December 29, 1989

                                                                    311,127 (7)        D

                                                                      1,822            I      By Richard Anthony Lumpkin
                                                                                              Trust under the Trust
                                                                                              Agreement dated February 6,
                                                                                              1970

                                                                     60,619            I      By Margaret Anne Keon Trust
                                                                                              under the Trust Agreement
                                                                                              dated February 6, 1970

                                                                    107,030            I      By Mary Lee Sparks Trust under
                                                                                              the Trust Agreement dated
                                                                                              February 6, 1970





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                     9.      Owner-
                                              5.                                                   Number     ship
                                            Number                                                of Deri-  Form of
                 2.                        of Deri-                                                vative   Deriva-    11.
        1.     Conver-                      vative          6.                                     Securi-    tive   Nature
       Title   sion or                      Securi-        Date                                     ties     Secur-  of In-
        of      Exer-     3.                 ties         Exer-                                   Benefici-   ity:   direct
      Deriva-   cise    Trans-             Acquired      cisable             7.                     ally     Direct  Benefi-
       tive     Price   action      4.      (A) or         and           Title and         8.     Owned at   (D) or   cial
      Secur-     of      Date     Trans-   Disposed       Expir-         Amount of      Price of   End of   Indirect Owner-
        ity     Deri-  (Month/    action    of (D)        ation          Underlying    Derivative   Month     (I)     ship
      (Instr.  vative    Day/      Code   (Instr. 3,   Date (Month/      Securities     Security   (Instr.  (Instr.  (Instr.
        3)    Security  Year)   (Instr. 8)  4 & 5)      Day/Year)      (Instr. 3 & 4)  (Instr. 5)    4)        4)      4)
      ------  -------- -------  --------------------   ------------    --------------  ----------  -------  -------  ------
                                Code   V  (A)   (D)  Date   Expir-   Title   Amount or
                                ----   -  ---   ---  Exer-  ation    -----   Number of
                                                     cis-   Date             Shares
                                                     able   ------           ---------
                                                     -----
     Employee  $35.25                                 (1)   09/25/07 Class A   40,000              40,000      D
     Stock                                                           Common
     Option                                                          Stock
     (right
     to
     buy)(1)

     Employee   34.50                                 (2)   12/22/07 Class A    5,000               5,000      D
     Stock                                                           Common
     Option                                                          Stock
     (right
     to
     buy)(2)

     Employee   29.75                                 (3)   12/31/08 Class A   40,000              40,000      D
     Stock                                                           Common
     Option                                                          Stock
     (right
     to
     buy)(3)





   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin and Gail Gawthrop Lumpkin are members of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio.

        (5) On April 14, 1999, 25,000 shares of Common Stock were contributed from the Benjamin Iverson Lumpkin Holdback Trust under Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust to the Benjamin I. Lumpkin 1998 NIM-CRUT dated October 27, 1999.

        (6) On April 14, 1999, 25,000 shares of Common Stock were contributed from the Elizabeth A. Lumpkin Holdback Trust under Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust to the Elizabeth L. Celio 1998 NIM-CRUT dated October 27, 1998.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.





   SIGNATURE OF REPORTING PERSON:


   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact


   DATE: June 9, 1999

                          JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: May 1999



   Signature: Gail Gawthrop Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact


                          JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: May 1999



   Signature: Benjamin I. Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact





                          JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: May 1999



   Signature: Elizabeth L. Celio
              By: Steven L. Grissom
                  Attorney in Fact